Filed pursuant to
                                                  Rule 424(b)(3)
                                                  Commission File No. 333-109053


                  PROSPECTUS SUPPLEMENT DATED DECEMBER 8, 2003
                      (TO PROSPECTUS DATED OCTOBER 3, 2003)

                           ARTESYN TECHNOLOGIES, INC.

         5.50% Convertible Senior Subordinated Notes due August 15, 2010 and the Shares of Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement supplements the prospectus dated October 3, 2003 (the "Prospectus") of Artesyn Technologies, Inc. ("Artesyn") relating to the resales by certain securityholders of Artesyn of up to $90,000,000 of Artesyn's 5.50% convertible senior subordinated notes due August 15, 2010. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is amended by adding the information below with respect to securityholders not previously listed in the Prospectus, and by superceding the information with respect to securityholders previously listed in the Prospectus that are listed below:


                                  SELLING SECURITYHOLDERS

                                                                                           PERCENTAGE
                                                                                            OF COMMON
                                                           NUMBER OF                        STOCK TO
                                                           SHARES OF                           BE
                             PRINCIPAL                      COMMON         NUMBER OF       BENEFICIALLY
                             AMOUNT OF                       STOCK         SHARES OF          OWNED
                               NOTES                      BENEFICIALLY      COMMON            AFTER
                            BENEFICIALLY    PERCENTAGE       OWNED        STOCK THAT       COMPLETION
                            OWNED THAT      OF NOTES       PRIOR TO         MAY BE             OF
NAME                        MAY BE SOLD    OUTSTANDING    OFFERING(1)       SOLD(2)        OFFERING(3)
----                        -----------    -----------    -----------       -------        -----------
Fidelity Financial
  Trust: Fidelity
  Convertible
  Securities Fund             $600,000         0.67%         --               74,405           --

Lehman Brothers, Inc.       $2,325,000         2.6%          --              288,318           --

Nicholas Applegate
  Capital Management
  Convertible &
  Income Fund               $8,500,000         9.4%          --            1,054,067           --

Polaris Vega Fund
  L.P.                      $1,250,000         1.4%          --              155,010           --

Sunrise Partners
  Limited
  Partnership.              $4,850,000         5.4%          --              601,438           --


______________________
*  Less than 1%

(1) Shares in this column do not include shares of common stock issuable upon conversion of the notes as listed in the column to the right.

(2) Assumes conversion of all of the holder's notes at a conversion price of $8.064 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Conversion Rights" in the Prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3) Calculated based on 38,706,600 shares of common stock outstanding as of August 27, 2003 plus the number of shares issuable upon conversion of the notes. Represents the percentage of common stock that will be held by the selling securityholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling securityholders may offer all, some or none of the shares pursuant to this prospectus.



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   INVESTING IN THE NOTES AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION
      INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE
                            ACCOMPANYING PROSPECTUS.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
     ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

           The date of this Prospectus Supplement is December 8, 2003.